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                                                                    Exhibit 10.2



================================================================================

                                    EXECUTIVE

                              EMPLOYMENT AGREEMENT

================================================================================





                           BIODIESEL INDUSTRIES, INC.,
                                  AS "EMPLOYER"

                                       AND

                             RUSSELL T. TEALL, III,
                                 AS "EXECUTIVE"






                                                                 01 January 2001

                         EXECUTIVE EMPLOYMENT AGREEMENT
================================================================================


                                        I

                                     PARTIES

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is effective as of and on the 1st day of January, 2001, by and between BIODIESEL INDUSTRIES, INC., a Nevada corporation (the "Employer"), and RUSSELL T. TEALL, III, an individual domiciled in the State of Florida (the "Executive"). Employer and Executive are sometimes referred to collectively herein as the "Parties", and each individually as a "Party".


                                       II

                                    RECITALS

         A. Employer is engaged in the business of producing, supplying, and marketing biodiesel and biodiesel production facilities on a global scale.

         B. Employer's principal place of business is currently located in Las Vegas, Nevada (the "Principal Office").

         C. Executive is acknowledged as having technical experience and knowledge in the field of technology to be pursued by Employer, and Executive represents to possess certain other skills and contacts which would enable Executive to benefit Employer.

         D. The Parties acknowledge that the Executive's abilities and services are unique and essential to the prospects of Employer, and Employer has relied upon Executive agreeing to serve Employer pursuant to this Agreement.

         E. Employer desires to retain the services of Executive, and Executive desires to be retained by Employer, all pursuant to the terms and conditions contained herein.

         F. NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:


/ / / / /
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                                       1
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                                       III

                                   EMPLOYMENT

         3.1 POSITION. Employer hereby hires Executive to serve in the position referenced on Schedule "A", attached hereto and incorporated herein by reference. Executive shall do and perform all services, duties, responsibilities, and acts (i) prescribed by the Bylaws of Employer, as amended from time-to-time, (ii) which are customarily vested in the position assumed hereunder by Executive, and (iii) necessary or advisable to carry out such responsibilities, subject always to the direct supervision and control of the Board of Directors of Employer (the "Board"), or all authorized designees. Said services may include, but not be limited to, those listed on Schedule "A".

         3.2 CERTAIN CHANGES AND ADDITIONAL RESPONSIBILITIES. Nothing herein shall preclude the Board from changing Executive's title and duties if such Board has concluded in its reasonable judgment that such change is in Employer's best interests. However, at all times during the term of this Agreement, Executive shall be employed as a senior executive of Employer, with appropriate and commensurate compensation, title, rank and status. If Executive is elected or appointed a director or officer of Employer or any subsidiary thereof during the term of this Agreement, Executive will serve in such capacity without further compensation.

         3.3 TIME AND EFFORT.

                  3.3.1. ENTIRE PRODUCTIVE TIME. Executive shall devote Executive's entire productive time, attention, knowledge and skill to the business and interests of Employer. Employer shall be entitled to all the benefits and profits arising from or incident to any and all services performed by Executive pursuant to this Agreement.

                  3.3.2. EXCEPTIONS. Nothing contained in Section 3.3.1., above, shall be construed to prevent Executive from:

                           (a) investing his personal assets in businesses which
do not compete with Employer, in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor;

                           (b) purchasing securities in any corporation whose
securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent (5%) or more of the equity securities of any corporation engaged in a business competitive to that of Employer; and

                           (c) participating in conferences, preparing or
publishing papers or books or teaching.

/ / / / /
/ / / / /
/ / / / /

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         3.4 TERM.

                  3.4.1. INITIAL TERM. The Term of this Agreement shall commence on the ____ day of ____________, 2000, and shall continue for a period of forty-eight (48) months, unless sooner terminated as provided for herein (the "Initial Term").

                  3.4.2. RENEWAL TERMS. This Agreement shall remain in full force and effect and shall renew for a maximum of three (3) additional twelve
(12) month periods (each referred to as a "Renewal Term"), provided that neither of the Parties, at least ninety days (90) prior to the end of the Initial Term, and then any Renewal Term, gives written notice to the other of that Party's intent to not have the Agreement remain in full force and effect for the next Renewal Term.

                  3.4.3. TERM DEFINED. For purposes of this Agreement, the word "Term" shall specifically include the Initial Term and all Renewal Terms hereunder.

         3.5 LOCATION. Except for routine travel incident to the business of Employer, Executive's services hereunder shall be principally performed at the Principal Office, or such other location within the surrounding area of the Principal Office.


                                       IV

                                  COMPENSATION
                                  ------------

         4.1 BASE SALARY. Employer agrees to pay Executive and Executive agrees to accept as compensation for the services and obligations set forth herein, as Base Salary, the sum referenced on Schedule "A", per annum, which sum shall be paid to Executive by Employer in equal semi-monthly installments to be tendered to Executive on the first and fifteenth day of each month, or at such other intervals as may be mutually agreed upon by Employer and Executive.

                  4.1.1. NECESSARY DEDUCTIONS. Employer shall deduct from the Base Salary amounts sufficient to cover applicable federal, state, and/or local income tax withholdings, and any other amounts which Employer is required to withhold by applicable law.

                  4.1.2. YEARLY REVIEW. On each year anniversary date hereunder, Executive's Base Salary shall be reviewed by the Board or the Compensation Committee of the Board (the "Compensation Committee"). Base Salary may be increased, but may never be decreased, in the sole discretion of the Board or the Compensation Committee.

         4.2 STOCK OPTIONS. As additional consideration hereunder, Employer shall grant to Executive stock options to acquire stock in Employer. Said stock options shall be granted pursuant to the Stock Option Plan adopted (or to be adopted) by Employer, and pursuant to a separate Stock Option Agreement to be executed by and between Employer and Executive.

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         4.3 ADDITIONAL ANNUAL COMPENSATION. Employer may, but is not obligated to, pay Executive as Additional Annual Compensation, during each calendar year ending during the Term of this Agreement, such sums as may annually be determined by the Board, or the Compensation Committee, including bonus, regular and cost of living increases and adjustments.

         4.4 SALARY ACCRUAL. In recognition of Employer's status as a "development stage" company, as that term is defined in Statement of Financial Accounting Standards No. 7 (June 1, 1975, the Parties have agreed that the Base Salary to be paid to Executive under Section 4.1, above shall be accrued up to and until Employer has the financial ability to pay Executive the Base Salary. In accruing the Base Salary, Employer shall maintain accurate books and records in accordance with generally accepted accounting principles consistently applied, and shall reflect all earned, accrued, and unpaid Base Salary as a liability of Employer. Upon Employer receiving proceeds from all sources (whether fees for goods or services, debt financing, or equity financing), the Board shall determine in good faith the manner in which the accrued Base Salary shall be paid, and when the Base Salary shall be paid in full with no further accrual. Upon a decision to make no further accruals of Base Salary, Employer shall require Executive's express consent, in his sole discretion, to any further accruals. All accruals hereunder shall have no bearing on Executive's sole discretion to agree on future accruals, notwithstanding the financial condition of Employer.


                                        V

                               EXECUTIVE BENEFITS
                               ------------------

         5.1 EMPLOYER POLICY. During the Term of this Agreement, Executive shall be entitled to participate in employee benefit plans or programs of Employer, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, subject to the approval of the Board, full medical, dental and income insurance, and participation in qualified pension and profit sharing plans.

         5.2 AUTOMOBILE. As soon as Employer is financially able, Employer shall furnish Executive, without cost to Executive, with the use of an automobile of Executive's choice for Executive's use in connection with the performance of Executive's duties, and shall reimburse Executive for all costs of operation and maintenance of such automobile.

         5.3 BUSINESS EXPENSES. Employer will reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive's duties provided that:

                  (a) Each such expenditure qualifies as a proper deduction for Employer for federal income tax purposes; and

                  (b) Executive furnishes to Employer adequate records and other documentary evidence required to substantiate such expenditures as a proper deduction for federal income tax purposes; and

                  (c) Prior to incurring any such expense in excess of Ten Thousand Dollars ($10,000), Executive receives express authorization from the Board; and

                  (d) Any reimbursed expense payment to Executive that is disallowed, in whole or in part, as a deductible business expense of Employer for federal income tax purposes shall be immediately repaid to Employer by Executive to the full extent of such disallowance.

         5.4 VACATION TIME. Executive shall be granted four (4) weeks paid vacation for each calendar year during the Term, with said time being prorated for the calendar year in which Executive celebrates his first year of full-time employment. However, vacation shall only be taken at such times as not to interfere with the necessary performance of Executive's duties and obligations under this Agreement.

         5.5 INDEMNIFICATION. Employer and Executive are parties to an Indemnity Agreement, pursuant to which, among other things, Employer has agreed, on the terms and conditions therein set forth, to indemnify Executive against certain claims arising by reason of the fact that he is or was an officer or director of Employer. In addition to all rights under the Indemnification Agreement, the Parties further agree that all liabilities incurred by Executive in his capacity as an officer hereunder shall be incurred for the account of Employer, and Executive shall not be personally liable therefore. Executive shall not be liable to Employer, or any of its respective subsidiaries, affiliates, employees, officers, directors, agents, representatives, successors, assigns, stockholders, and their respective subsidiaries and affiliates, and Employer shall, and hereby agrees to, indemnify, defend and hold Executive harmless from and against any and all damages and/or loss or liability (including, without limitation, all cost of defense thereof), for any acts or omissions in the performance of service under and within the scope of this Agreement on the part of Executive.

         5.6 CHANGE IN CONTROL PAYMENTS.

                  5.6.1. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" of Employer shall be deemed to have occurred if (a) there shall be consummated (i) any consolidation or merger of Employer into or with another person, as such term in used in Sections 13(d)(3) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), in which Employer is not the continuing or surviving corporation or pursuant to which shares of Employer's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or a significant portion of the assets of Employer, or (b) the shareholders of Employer approve any plan or proposal for the liquidation or dissolution of Employer, or (c) any person who is not now the owner of ten percent (10%) or more of Employer's outstanding equity securities shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of Employer's outstanding equity securities, or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Employer's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors in the beginning of the period.

                  5.6.2. SEVERANCE PAYMENT. Upon the occurrence of a Change in Control of Employer, the employment of Executive hereunder shall terminate and Employer shall pay to Executive in cash, on the fifth day following the date on which the Change of Control occurs (which for the purposes of this Agreement, shall be the "Termination Date"), the following:

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                           (a) All accrued and unpaid salary and other
compensation payable to Executive by Employer for services rendered by Executive to Employer through the Termination Date;

                           (b) All accrued and used vacation and sick pay
payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date; and

                           (c) Severance pay in an amount equal to the Base
Salary Executive would have earned during the four (4) years following the Termination Date.

                  5.6.3. CONTINUATION OF BENEFITS. Employer shall continue for a period of sixty (60) months following the Termination Date to provide Executive with all benefits that would have been payable to him pursuant to Sections 5.1 and 5.2 hereof if Executive had been employed by Employer during such period.

                  5.6.4. PROVISION OF SERVICES FOLLOWING CHANGE IN CONTROL. At the request of Employer, Executive shall continue to serve hereunder for a period of up to one hundred eighty (180) days following the Termination Date. If Employer requests Executive to perform such services, Executive shall be compensated from and after the Termination Date for the period that Executive actually remains employed by Employer at his then current Base Salary. Any such amounts payable to Executive shall be in addition to and not in lieu of the amounts payable to Executive under Section 5.6.2, above. Upon the later to occur of an occurrence of a Change of Control or the termination of any period during which Executive continues to provide services as aforesaid, Executive's employment hereunder shall terminate.


                                       VI

                                   TERMINATION
                                   -----------

         6.1 TERMINATION IN CASE OF DEATH.

                  6.1.1. TERMINATION EVENT. Executive's employment hereunder shall terminate immediately upon the death of Executive.

                  6.1.2. RESULT OF TERMINATION. Upon termination of Executive's employment pursuant to this Section 6.1, Employer shall pay to Executive's estate, on the Termination Date, a lump sum payment of an amount equal to (i) all accrued and unused vacation and sick pay payable to Executive by Employer with respect to serviced rendered by Executive to Employer through the Termination Date, and (ii) the amount Executive would have earned as Base Salary during the five (5) years following the Termination Date. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, Employer shall continue to provide for the benefit of Executive's family the medical benefits referred to in Section 5.1 hereof for sixty (60) months following the Termination Date.

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         6.2 TERMINATION IN CASE OF DISABILITY.

                  6.2.1. TERMINATION EVENT. If Executive suffers a physical or mental disability which results in Executive being unable to perform his duties hereunder for a twenty-six (26) consecutive week period, then the Board shall select a qualified physician to examine Executive and review his physical and mental capacity. If such physician determined in good faith that such physical or mental disability renders Executive incapable of performing his duties hereunder for a period of at least 26 consecutive weeks following the date of such physician's written opinion, then Executive's employment shall terminate effective 26 weeks following the date of such physician's written opinion.

                  6.2.2. RESULT OF TERMINATION. Upon termination of Executive's employment pursuant to this Section 6.2, Employer shall pay to Executive, on the Termination Date, a lump sum payment of an amount equal to (i) all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date, and (ii) the amount Executive would have earned as Base Salary during the five (5) years following the Termination Date. However such amount shall be reduced by the amount of any payments to be paid to Executive under any long-term disability insurance policy maintained by Employer for the benefit of Executive. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, Employer shall continue to provide to Executive all other benefits referred to in Sections 5.1 and 5.2 hereof for sixty (60) months following the Termination Date.

         6.3 TERMINATION BY EXECUTIVE FOR CAUSE.

                  6.3.1. TERMINATION EVENT. The employment of Executive hereunder shall terminate immediately upon written notice delivered by Executive to Employer upon the occurrence of any of the following events:

                           (a) The willful breach of any of the material
obligations of Employer to Executive under this Agreement.

                           (b) The Employer's Principal Office is moved to a
location outside of Las Vegas, Nevada, and to a location not in the State of Florida; or

                           (c) Executive fails to be reelected to, or is removed
from, the Board of Directors of Employer.

                  6.3.2. RESULT OF TERMINATION. Upon termination of Executive's employment pursuant to this Section 6.3, Employer shall pay to Executive, on the Termination Date, a lump sum payment of an amount equal to (i) all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date, and (ii) the amount Executive would have earned as Base Salary during the
(5) five years following the Termination Date. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, Employer shall continue to provide to Executive all other benefits that would otherwise be payable to Executive pursuant to Sections 5.1 and 5.2 hereof for the sixty
(60) months following the Termination Date.

         6.4 TERMINATION BY EXECUTIVE WITHOUT CAUSE.

                  6.4.1. TERMINATION EVENT. This Agreement shall terminate immediately upon delivery to Employer of thirty (30) days written notice of termination by Executive without cause.

                  6.4.2. RESULT OF TERMINATION. Upon termination of Executive's employment pursuant to this Section 6.4, Employer shall pay to Executive, on the Termination Date, a lump sum payment of an amount equal to all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date.

         6.5 TERMINATION BY EMPLOYER WITH CAUSE.

                  6.5.1. TERMINATION EVENT. This Agreement shall terminate upon thirty (30) days prior written notice from Employer to Executive of the termination of Executive's employment "for cause" (as defined below), provided that Executive does not cease the conduct constituting "for cause" prior to the expiration of such thirty (30) day period. For purposes of this Agreement, the term "for cause" shall include the following:

                           (a) Any action by Executive involving the violation
of any criminal statute constituting a felony;

                           (b) Gross misconduct in the performance of
Executive's duties hereunder;

                           (c) The failure by Executive to follow or comply with
the policies and procedures of Employer, or the written directives of the Board of Directors of Employer, provided that such policies, procedures or directives are consistent with Executive's duties hereunder;

                           (d) The violation by Executive of any material
provision of this Agreement; or

                           (e) The repeated failure by Executive to render full
and proper services as required by the terms of this Agreement.

                  6.5.2. RESULT OF TERMINATION. Upon termination of Executive's employment pursuant to this Section 6.5, Employer shall pay to Executive, on the Termination Date, a lump sum payment of an amount equal to all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date.

         6.6 TERMINATION BY EMPLOYER WITHOUT CAUSE.

                  6.6.1. TERMINATION EVENT. The employment of Executive shall terminate immediately upon delivery to Executive of written notice of termination by Employer, which shall be deemed to be "without cause" unless termination is expressly stated to be pursuant to Sections 6.1 or 6.2.

                  6.6.2. RESULT OF TERMINATION. Upon termination of Executive's employment pursuant to this Section 6.6, Employer shall pay to Executive, on the Termination Date, a lump sum payment of an amount equal to (i) all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date, and (ii) the amount Executive would have earned as Base Salary during the five (5) years following the Termination Date In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, Employer shall continue to provide to Executive all other benefits that would otherwise be payable to Executive pursuant to Sections 5.1 and 5.2 hereof for the sixty
(60) months following the Termination Date.

         6.7 TERMINATION UPON THE EXPIRATION OF THE TERM. Upon termination of this Agreement upon the scheduled expiration of the Term pursuant to Section 3.4, above, Employer shall pay to Executive, on the Termination Date, a lump sum payment equal to all accrued and unpaid salary and other compensation payable to Executive by Employer and all accrued and unused vacation and sick pay payable to Executive by Employer with respect to services rendered by Executive to Employer through the Termination Date.

         6.8 DISPUTES AS TO TERMINATION. If either party disputes any aspect of Executive's termination hereunder, the disputing party may demand arbitration of the dispute by written notice to the other. As part of their decision, the arbitrators may allocate the cost of arbitration, including fees of attorneys and experts, as they deem fair and equitable in light of all relevant circumstances. Such arbitration shall be commenced not later than thirty (30) days following the date of delivery of the notice of arbitration by a panel of three qualified arbitrators, one who shall be designated by Executive, one by Employer and one (who shall act as chairman of the arbitration panel) by the first two arbitrators so appointed. The arbitration shall be conducted in Clark County, Nevada, in accordance with the rules promulgated and adopted by the American Arbitration Association (with the right of discovery as provided in the Nevada Revised Statutes regarding Civil Procedure by all Parties), and each Party shall retain the right to cross-examine the opposing Party's witnesses, either through legal counsel, expert witnesses or both. The majority decision of the arbitration panel shall be final, binding and conclusive on all Parties (without any right of appeal therefrom) and shall not be subject to judicial review.

         6.9 TERMINATION AND PAYMENT UNDER SECTION 5.6. In the event of a termination and payment under Section 5.6, above, Executive shall not be entitled to any further payments under this Article VI.

         6.10 TERMINATION DATE. For purposes of this Agreement, the term "Termination Date" shall mean that date on which Executive's employment is terminated pursuant to this Article VI.

                                       VII

                              INTENDED TAX RESULTS
                              --------------------

         The Parties believe that the payments pursuant to Section 5.6 and
Article VI, above, do not constitute "Excess Parachute Payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding such belief and intent, if any benefit under these provisions constitutes an "Excess Parachute Payment", Employer shall pay to Executive an additional amount (the "Tax Payment") such that (i) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (ii) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law is equal to (iii) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law. Such Tax Payment shall be paid to Executive concurrently with the severance payment referred to in Section 5.6.2., above.


                                      VIII

                                  NO MITIGATION
                                  -------------

         The payments required to be paid to Executive by Employer pursuant to
Section 5.6.2. and Article VI, above, shall not be reduced by or mitigated by amounts which Executive earns or is capable of earning during any period following his Termination Date.


                                       IX

                 CONFIDENTIAL INFORMATION AND RELATED COVENANTS
                 ----------------------------------------------

         9.1 TRADE SECRETS COVENANT. Executive shall not at any time, whether during or subsequent to the term of Executive's employment, unless specifically consented to in writing by Employer, either directly or indirectly use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of Employer, including, but not limited to, the names, buying habits, or practices of any of its customers, its' marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in Employer's business, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description. The Parties hereby stipulate that as between them, the foregoing matters are important, material, and confidential trade secrets and affect the successful conduct of Employer's business and its goodwill, and that any breach of any term of this Section 9.1 is a material breach of this Agreement.

         9.2 CUSTOMER ACCOUNTS COVENANT. As used herein, the term "Customer Accounts" shall mean all accounts, clients, customers, and the like of Employer and its affiliates, subsidiaries, licensees, and business associations, whether now existing or hereafter developed or acquired, including any and all accounts developed or acquired by or through the efforts of Executive. During and through the Term of this Agreement and continuing for a period of twenty four (24) months immediately following the termination of Executive's employment with Employer, Executive shall not directly or indirectly make known to any person, firm, corporation or entity the names or addresses of any of the Customer Accounts or any other information pertaining to them. During this same time period, Executive shall not, directly or indirectly, for Executive or any other person, firm, corporation or entity, divert, take away, call on or solicit, or attempt to divert, take away, call on or solicit, any of the Customer Accounts, including but not limited to those Customer Accounts which Executive called or with whom Executive became acquainted during Executive's employment with Employer.

         9.3 EMPLOYEES COVENANT. During and through the Term of this Agreement and continuing for a period of twenty four (24) months immediately following the termination of Executive's employment with Employer, Executive shall not, directly or indirectly, cause or induce, or attempt to cause or induce, any employee of Employer to terminate his or her employment with Employer, as such employment exists at any time following the execution of this Agreement.

         9.4 BOOKS AND RECORDS. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records affecting or relating to the business of Employer which Executive shall prepare, use, construct, observe, possess, or control shall be and remain the sole and exclusive property of Employer, and shall constitute trade secret information of Employer. Within five
(5) day so of the Termination Date, Executive shall promptly deliver to Employer all such equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records relating to the business of Employer which are or have been in the possession or under the control of Executive.

         9.5 INJUNCTIVE RELIEF. Executive acknowledges that if Executive violates any of the provisions of this Article IX, it will be difficult to determine the amount of damages resulting to Employer. In addition to any other remedies which it may have, Employer shall also be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

         9.6 ENFORCEMENT OF COVENANTS. It is the desire and intent of the Parties that the provisions of this Article IX shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Article IX shall be adjudicated to be invalid or unenforceable, this Article IX shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Article in the particular jurisdiction in which such adjudication is made.

                                        X

                              PROPRIETARY INTEREST
                              --------------------

         10.1 SEPARATE AGREEMENT. Employer and Executive are parties to a Trade Secrets and Proprietary Information Assignment Agreement (the "Assignment Agreement"), pursuant to which, among other things, Executive has agreed to transfer and assign of his rights, title, and interest in trade secrets and proprietary information reasonably related to the business of Employer.

         10.2 INVENTIONS. In addition to all rights under the Assignment Agreement, the Parties further agree that all inventions, improvements, ideas and disclosures (whether or not patentable) conceived or reduced to practice (actually or constructively) by Executive during the Term of this Agreement which are directly or indirectly related to Employer's business shall be the property of Employer. Executive shall execute and deliver to Employer, at Employer's expense, all instruments of assignment necessary to vest title to such intangible rights in Employer, and, if requested, to execute all applications for issuance of Letters Patent in the United States or abroad and assignments thereof.

         10.3 SPECIFIC EXCLUSION. Specifically excluded from this Article X are any rights in an invention that Executive developed entirely on his own time without using Employer's equipment, supplies, facilities, or trade secret information, except for those inventions that are either:

                  (a) Directed related at the time of conception or reduction to practice of the invention to Employer's business, or actual or demonstrably anticipated research or development of Employer; or

                  (b) Result from any work performed by Executive for Employer.


                                       XI

                   REPRESENTATIONS AND WARRANTIES OF EXECUTIVE
                   -------------------------------------------

         Executive hereby represents and warrants to Employer the following as of and on the day this Agreement is executed:

                  (a) The execution, delivery and consummation of this Agreement will comply with all applicable law and will not:

                           (i) Violate any judgment, order, writ or decree of
any court or administrative body applicable to Executive;

                           (ii) Result in the breach of, constitute a default
under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any right to proceed against Employer under any agreement, commitment, contract (written or oral) or other instrument to which Executive is a party.

                  (b) Executive is not subject to any non-compete, non-disclosure or similar agreement (whether oral or written) with any third party.

                                       XII

                   REPRESENTATIONS AND WARRANTIES OF EMPLOYER
                   ------------------------------------------

         Employer hereby represents and warrants to Executive the following as of and on the day this Agreement is executed:

                  (a) Employer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada.

                  (b) Employer has the power and authority to own and operate its properties and to carry on its business as now being conducted.

                  (c) Employer has the authority to enter into, execute and deliver this Agreement, and the agreements referred to herein, and to consummate the transactions contemplated hereunder.

                  (d) The execution, delivery and consummation of this Agreement will comply with all applicable law and will not:

                           (i) Violate any judgment, order, writ or decree of
any court or administrative body applicable to Employer;

                           (ii) Result in the breach of, constitute a default
under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any right to proceed against Employer under any agreement, commitment, contract (written or oral) or other instrument to which Employer is a party.

                  (e) Upon the execution and delivery of this Agreement, Employer will have all requisite power to enter into this Agreement and to consummate the transactions contemplated hereunder. Thereafter, this Agreement, and the other agreements referred to herein, will constitute the valid and binding obligations of Employer, and will be enforceable in accordance with their respective terms.

/ / / / /
/ / / / /
/ / / / /

                                      XIII

                             EXTENT OF RELATIONSHIP
                             ----------------------

         EXECUTIVE HEREBY ACKNOWLEDGES THAT THIS AGREEMENT (AND ALL OTHER REFERENCES HEREIN) THE SOLE AGREEMENT BETWEEN EMPLOYER AND EXECUTIVE REGARDING THE EXTENT OF THE EMPLOYMENT RELATIONSHIP BETWEEN EMPLOYER AND EXECUTIVE. THERE IS NO OTHER AGREEMENT, EXPRESS OR IMPLIED, BETWEEN EMPLOYER AND EXECUTIVE FOR EMPLOYMENT BEYOND THE TERM SPECIFIED HEREIN OR UNDER ANY CONDITIONS OTHER THAN THOSE STATED HEREIN. EMPLOYER AND EXECUTIVE BOTH HAVE THE RIGHT TO TERMINATE THIS AGREEMENT ONLY IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

                                       XIV

                                     NOTICES
                                     -------

         All notices, requests, demands and other communications required or permitted to be given hereunder shall be effected pursuant to Section 15.13, below, as follows:

If to Employer :                                             With a copy to:
---------------                                              --------------
Ms. Christy Teall                                   Keith A. Rosenbaum, Esq.
BIODIESEL INDUSTRIES, INC.                           SPECTRUM LAW GROUP, LLP
111 Saguaro Lane                                            1900 Main Street
Marathon, Florida  33050                                           Suite 125
                                                   Irvine, California  92614

If to Executive:
---------------
Mr. Russell T. Teall, III
111 Saguaro Lane
Marathon, Florida  33050

                                       XV

                              ADDITIONAL PROVISIONS
                              ---------------------

         15.1 EXECUTED COUNTERPARTS. This Agreement may be executed in any number of original, fax or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine, as a defense to the formation of a contract.

         15.2 SUCCESSORS AND ASSIGNS. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

         15.3 SECTION HEADINGS. The section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

         15.4 SEVERABILITY. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

         15.5 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of Nevada, County of Clark, shall be the sole jurisdiction and venue for the bringing of such action.

         15.6 ENTIRE AGREEMENT. This Agreement, and all references herein, contains the entire understanding among the Parties hereto and supersedes any and all prior written or oral agreements, understandings, and negotiations between them respecting the subject matter contained herein.

         15.7 ADDITIONAL DOCUMENTATION. The Parties hereto agree to execute, acknowledge and cause to be filed and recorded, if necessary, any and all documents, amendments, notices and certificates which may be necessary or convenient under the laws of the State of Nevada.

         15.8 ATTORNEY'S FEES. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney's fees.

         15.9 AMENDMENT. This Agreement may be amended or modified only by a writing signed by all Parties.

         15.10 REMEDIES CUMULATIVE. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

         15.11 WAIVER. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

         15.12 ASSIGNABILITY. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

         15.13 NOTICES. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by mail, by telegram or by recognized commercial over-night delivery service (such as Federal Express, UPS or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid;
(d) if by telegram, upon telephone confirmation of receipt of same; or, (e) if by recognized commercial over-night delivery service, upon such delivery.

         15.14 TIME. All Parties agree that time is of the essence as to this Agreement.

         15.15 DISPUTES. The Parties agree to cooperate and meet in order to resolve any disputes or controversies arising under this Agreement. Should they be unable to do so, then either may elect arbitration under the rules of the American Arbitration Association, and both Parties are obligated to proceed thereunder, to resolve all disputes, other than those arising under Section 6.8, above. Arbitration shall proceed in Clark County, and the Parties agree to be bound by the arbitrator's award, which may be filed in the Superior Court of Nevada, County of Clark. The Parties consent to the jurisdiction of Nevada Courts for enforcement of this determination by arbitration. The prevailing Party shall be entitled to reimbursement for his attorney's fees and all costs associated with arbitration. In any arbitration proceeding conducted pursuant to the provisions of this Section, both Parties shall have the right to conduct discovery, to call witnesses and to cross-examine the opposing Party's witnesses, either through legal counsel, expert witnesses or both, and the provisions of the Nevada Revised Statutes regarding civil procedure (Right to Discovery; Procedure and Enforcement) are hereby incorporated into this Agreement by this reference and made a part hereof.

         15.16 PROVISION NOT CONSTRUED AGAINST PARTY DRAFTING AGREEMENT. This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

         15.17 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

         15.18 RECITALS. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

         15.19 CONSENTS, APPROVALS AND DISCRETION. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised. Except as otherwise provided herein, if no response to a consent or request for approval is provided within ten (10) days from the receipt of the request, then the consent or approval shall be presumed to have been given.

         15.20 NO THIRD PARTY BENEFICIARIES. This Agreement has been entered into solely by and between Employer and Executive, solely for their benefit. There is no intent by either Party to create or establish a third party beneficiary to this Agreement, and no such third party shall have any right to enforce any right, claim, or cause of action created or established under this Agreement.

         15.21 BEST EFFORTS. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

         15.22 DEFINITIONAL PROVISIONS. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words "hereof", "herein", "hereunder", and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to "Dollars" or "$" shall be construed as being United States dollars; and, (vi) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

         15.23 SURVIVAL. Notwithstanding anything herein to the contrary, the provisions of Section 5.6 and Articles VI, VII, VIII, and IX, inclusive, shall expressly survive the termination of this Agreement.


                                       XVI

                                    EXECUTION

         The Parties have executed this Agreement in one or more counterparts which, taken together, shall constitute one agreement. This Agreement shall be effective as of and on the date set forth in Section 3.4.1.

EMPLOYER:                                           EXECUTIVE:
--------                                            ---------

BIODIESEL INDUSTRIES, INC.,
a Nevada corporation
                                                    ----------------------------

                                                    NAME: RUSSELL T. TEALL, III
BY:__________________________
                                                    DATED:______________________
NAME:_______________________

TITLE:_______________________

DATED:______________________

                                  SCHEDULE "A"


AGREEMENT
 SECTION        MATTER                    COMMENTS
 -------        ------                    --------

   3.1       Position/Title               Executive shall serve as Employer's
                                          Chief Executive Officer, and Chairman
                                          of the Board of Directors.

   3.1       Additional services          ________.

   4.1       Base salary                  $250,000 per year.